                                                                    EXHIBIT 4(f)

                                AMENDMENT NO. SIX

                                     TO THE
                            ATMOS ENERGY CORPORATION
                     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
                            EFFECTIVE JANUARY 1,1999


         WHEREAS, ATMOS ENERGY CORPORATION (the "Company") has heretofore amended and restated the Atmos Energy Corporation Employee Stock Ownership Plan and Trust Effective January 1, 1999 (the "Plan"); and

         WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan in certain respects as hereinafter provided.

         NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of the day and year hereinafter set forth, except as otherwise provided herein, as follows:

         1. Article I is amended by striking the last recital of said Article and substituting in lieu thereof the following:

                 WHEREAS, it is intended that the Plan continue to satisfy the requirements of Sections 401(a), 401(k), 501(a) and 4975(e) of the Internal Revenue Code of 1986, as amended (the "Code"), and the requirements of the Employee Retirement Income Security Act of 1974 (hereinafter, "ERISA"), including, but not limited to, ERISA Section 404(c);

         2. Section 2.01(s) is amended by striking said Section and substituting in lieu thereof the following:

         (s) FIDUCIARIES: Any person who exercises any discretionary authority or discretionary control respecting the management of the Plan, assets held under the Plan, or disposition of Plan assets; who renders investment advice for a fee or other compensation, direct or indirect, with respect to assets held under the Plan or has any authority or responsibility to do so; or who has any discretionary authority or discretionary responsibility in the administration of the Plan shall be treated as a Fiduciary hereunder. Any person who exercises authority or has responsibility of a fiduciary nature as described above shall be considered a Fiduciary under the Plan. Notwithstanding the foregoing, neither a Participant nor a Beneficiary shall be considered a Fiduciary with respect to the Plan by reason of his exercise of control over the assets held in his individual account pursuant to Section 7.05 hereof. In general the Employers, the Committee, and the Trustee shall be Fiduciaries hereunder, but only with respect to the specific responsibilities of each for Plan and Trust administration, all as described in Section 8.01.


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         3. Section 2.01 (dd) is amended by striking said Section and substituting in lieu thereof the following:

         (dd) PLAN: ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST, as set forth in this document and as it may be amended from time to time.

         4. The introductory paragraph to Section 5.04 is amended by striking said paragraph and substituting in lieu thereof the following:

         The following provisions shall become effective in any Year in which either the ESOP portion or the Non-ESOP portion of the Plan is determined to be a Top-Heavy Plan:

         5. Section 5.04(a) is amended by striking the introductory sentence of said Section and substituting in lieu thereof the following:

         The ESOP portion or the Non-ESOP portion of the Plan will be considered a Top-Heavy Plan for the Plan Year if as of the last day of the preceding Plan Year (the "determination date"):

         6. Section 5.04(a)(1) is amended by striking said Section and substituting in lieu thereof the following:

         (1) [1] the value of the sum of the ESOP portion or the Non-ESOP portion (as the case may be) of the Employer Contribution Accounts, Salary Reduction Contribution Accounts, Safe harbor Matching Contribution Accounts, plus Employee Contribution Accounts (but not including any allocations to be made as of such last day of the Plan Year except contributions actually made on or before that date and allocated pursuant to Sections 5.02(b) and (c)) of Participants who are Key Employees (as defined below) exceeds 60% of the value of the sum of the ESOP portion or the Non-ESOP portion (as the case may be) of the Employer Contribution Accounts, Salary Reduction Contribution Accounts, Safe harbor Matching Contribution Accounts, plus Employee Contribution Accounts (but not including any allocations to be made as of such last day of the Plan Year except contributions actually made on or before that date and allocated pursuant to Sections 5.02(b) and (c)) of all Participants and their Beneficiaries (the "60% Test"), or [2] the applicable portion of the Plan is part of a required aggregation group (within the meaning of Code Section 4l6(g)(2)) and the required aggregation group is top-heavy. However, and notwithstanding the results of the 60% Test, the ESOP portion or the Non-ESOP portion (as the case may be) of the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which the applicable portion of the Plan is a part of a required or permissive aggregation group (within the meaning of Code Section 416(g)(2)) which is not top-heavy. For purposes of the 60% Test for any Plan Year, (i) the value of the


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                 Employer Contribution Accounts, Safe harbor Matching
                 Contribution Accounts, Salary Reduction Contribution Accounts, and Employee Contribution Accounts of individuals who are former Key Employees shall not be taken into account and (ii) the value of the Employer Contribution Accounts, Safe harbor Matching Contribution Accounts, Salary Reduction Contribution Accounts, and Employee Contribution Accounts of individuals who have not performed services for an Employer for the five
                 (5)-year period ending on the determination date shall not be taken into account.

                 Notwithstanding the foregoing, for purposes of the 60% Test for any Plan Year beginning after December 31, 2001, the following shall apply:

                 (i) The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the ESOP portion or the Non-ESOP portion (as the case may be) of the Plan and any plan aggregated with such portion of the Plan under Code Section 416(g)(2) during the 1-year period ending on such determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the applicable portion of the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation of service, death or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

                 (ii) The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.



         7. Section 5.04(b) is amended by striking the first paragraph of said Section and substituting in lieu thereof the following:


         (b) Minimum Allocations. Notwithstanding the provisions of Section 5.02(b) and (c), for any Year during which either the ESOP portion of the Plan or the Non-ESOP portion of the Plan is deemed a Top-Heavy Plan, the amount of Employer contribution for the Year to be allocated in the aggregate to the Safeharbor Matching Contribution Account and Employer Contribution Account of each Participant who is not a Key Employee shall not be less than the lesser of (i) three percent (3%) of the Participant's total compensation for the Plan Year or (ii) the Participant's total compensation for the Plan Year multiplied by the highest percentage obtained by dividing the amount of Employer contribution allocated in the aggregate to the Salary Reduction Contribution Account, Safeharbor Matching Contribution Account and the


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                 Employer Contribution Account of any Key Employee for the Year
                 by so much of the total compensation of such Key Employee for the Year as does not exceed $200,000 (as automatically increased in accordance with the applicable treasury regulations); provided, however, that the requirement of this subsection (b) shall not apply to the extent that the minimum allocations set forth herein are made under another defined contribution plan maintained by the Employer, provided, further, that the minimum allocations required herein shall be offset by any minimum benefit provided under a defined benefit plan maintained by an Employer.

         8. Section 5.04(c) is amended by striking said Section and substituting in lieu thereof the following:

         (c) Super Top-Heavy Rules. For any Plan Year in which either the ESOP portion of the Plan or the Non-ESOP portion of the Plan is a Top-Heavy Plan, Section 5.04(a) shall be read by substituting the number "90" for the number "60" wherever it appears therein; provided, however, that where the applicable portion of the Plan is not a "Super" Top-Heavy Plan (as defined in Code
                 Section 416(h)(2)(B)), no such substitution shall occur if, for such Plan Year, the minimum allocations determined pursuant to subsection (b) of this Section are determined by reference to 4%, in lieu of 3%, of total compensation.

         9. Section 6.04(d) is amended by striking said Section and substituting in lieu thereof the following:

         (d) Form of Distribution. Distributions hereunder to Participants, Former Participants or Beneficiaries may be in the form of Company Stock or cash, as determined by the Committee; provided, however, that any such distributee shall have the right to demand that distribution of the ESOP portion of a Participant's account balances (as provided for in Section 7.02(a) hereof) be made to him in the form of Company Stock and shall have been given written notification of such right by the Committee prior to the date of any cash distribution to him; provided, further, that fractional shares shall, in all events, be paid in cash. In the event that the Articles of Incorporation or bylaws of the Company are amended to restrict the ownership of substantially all outstanding shares of Company Stock to Employees and/or to the Trust Fund, then distributions hereunder to Participants, Former Participants and Beneficiaries shall, in all events, be in the form of cash. Subject to the provisions of subsection (e) below, a Participants benefits shall in all events be distributed in a lump sum.

                  Unless the Participant elects otherwise, the ESOP portion of a Participant's accounts which consists of Company Stock acquired after 1986 shall be distributed in a form providing no more than substantially equal periodic payments (not less frequently than annually) over a period not longer than the


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                 greater of (i) five (5) years, or (ii) in the case of a
                 Participant whose accounts consisting of Company Stock acquired after 1986 exceed $500,000 (as automatically increased in accordance with the applicable treasury regulations to reflect cost-of-living adjustments), five (5) years, plus an additional one (1) year (up to an additional five (5) years) for each $100,000 (as automatically increased in accordance with treasury regulations to reflect cost-of-living adjustments) or fraction thereof by which the balance exceeds $500,000 (as automatically increased in accordance with the applicable treasury regulations to reflect cost-of-living adjustments). For purposes of this Section 6.04, the ESOP portion of a Participant's accounts shall not include Company Stock acquired with the proceeds of an Exempt Loan until the last day of the Plan Year in which such Exempt Loan is repaid in full.

         10. Section 7.02(a) is amended by striking said Section and substituting in lieu thereof the following:

         (a) There are two portions of the Plan: One portion, consisting of all of the Plan's investments at any time and from time to time in Company Stock, is specifically designated as an "employee stock ownership plan" within the meaning of Code
                  Section 4975(e)(7) and is referred to in the Plan as the "ESOP portion"; the other portion, consisting of the Plan's investments at any time and from time to time in any investment other than Company Stock (including, but not limited to investments in any Diversified Fund, as defined in
                  Section 7.05(b) hereof), is referred to in the Plan as the "Non-ESOP portion." If and to the extent a Participant's accounts are invested at any time and from time to time in Company Stock, then that portion of such accounts shall constitute the ESOP portion, and to the extent a Participant's accounts are invested at any time and from time to time in investments other than Company Stock, that portion of such accounts shall constitute the Non-ESOP portion. Accordingly, and subject to the provisions of subsections (i) and (k) of this Section and Section 7.04 hereof the Trustee shall invest the ESOP portion of the Trust Fund in Company Stock. The Trustee may use the funds contributed by an Employer to purchase Company Stock from the Company or from any shareholder of the Company at a price to be determined in accordance with subsection (e) below. Such stock may be treasury stock which has been purchased by the Company or it may be stock which has been authorized but never issued by the Company. The Trustee shall invest the Non-ESOP portion of the Trust Fund in common stocks of other corporations, preferred stocks, bonds, debentures, mortgages, notes, investment trust shares or in any other property, real or personal. The Trustee may invest any part of the Non-ESOP portion of the Trust Fund in a common trust fund maintained by any state or national bank or trust company in Texas or any other state of the United States specifically for investments by qualified employee benefit trusts or in shares of a registered investment company, including, but not limited to mutual funds, provided that such shares constitute securities described in ERISA Section 401(b)(l). The


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                 Trustee shall be obliged only to use good faith and to exercise its honest judgment as to what investments in the Non-ESOP portion of the Plan are from time to time for the best interest of the Trust Fund and those entitled to benefit hereunder. Furthermore, the Trustee may hold any portion of the Trust Fund in cash and uninvested whenever it deems such holding necessary or advisable.

         11. Section 7.02(g) is amended by striking said Section and substituting in lieu thereof the following:

         (g) So long as Company Stock is publicly traded, each Participant or Beneficiary in the Plan shall have the right to direct the Trustee as to the manner in which voting rights with respect to any such Company Stock allocated to his accounts are to be exercised and, to the extent that such Company Stock is attributable to the Participant's investment direction under
                  Section 7.05(a) hereof, shall have the right ("tender rights") to instruct the Trustee whether or not to tender, exchange, sell or otherwise dispose of Company Stock in the event of a tender offer, exchange offer or other offer for Company Stock ("Offer"). If Company Stock is not, or ceases to be, publicly traded, then normally the Trustee will have the right to vote all of such Stock then held by the Trustee hereof, provided, however, that each Participant or Beneficiary in the Plan shall be entitled to direct the Trustee as to the manner in which the voting rights under any Company Stock which is allocated to his accounts are to be exercised with respect to any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all of an Employer's assets or such similar transaction as the Secretary of the Treasury may prescribe in regulations, provided, further, that effective for votes after October 22, 1986, each such Participant or Beneficiary shall be entitled to cast one vote on a given transaction described above, and the Trustee shall be required to vote the Company Stock allocated to such accounts in proportion to the results of the votes cast on the transaction by the Participants or Beneficiaries. Whenever a Participant or Beneficiary has voting rights or tender rights hereunder, the Trustee shall give written notice of such impending vote or Offer as soon as practicable after receiving notice thereof, which notice shall explain the matter to be decided or the Offer and provide each Participant or Beneficiary with a ballot to indicate his vote on such matter or a form for exercising his tender right, as the case may be. If any Participant or Beneficiary fails to notify the Trustee in writing of the manner in which such Participant or Beneficiary desires for his vote or tender rights to be exercised, then the Trustee shall exercise the voting or tender rights with respect to such stock in accordance with its best judgment, taking into account instructions from the Committee. Any Company Stock which has not been allocated to the accounts of the Participants or Beneficiaries shall be voted by the Trustee in accordance with its best judgment, taking into account instructions from the Committee. Reasonable means shall be employed by the Trustee to provide confidentiality with respect to the voting


                                        6


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                  or tender rights exercised by Participants, such that the
                  Participants' directions will be held in confidence and not divulged or released to any Employer or any director, officer, employee or agent of an Employer, it being the intent of this provision of this Section to ensure that the Employers (and their directors, officers, employees and agents) cannot determine the direction given by any Participant.

         12. Section 7.02(h) is amended by striking the first sentence of said Section and substituting in lieu thereof the following:

         Subject to the provisions of subsections (i) and (k) of this Section
         7.02 and Sections 7.04 and 7.05 hereof, any cash received by the Trustee shall be invested by the Trustee in Company Stock.

         13. Section 7.02(i) is amended by striking the first two paragraphs of said Section and substituting in lieu thereof the following:

         Subject to the provisions of Section 7.02(k) and Sections 7.04 and 7.05 hereof, all dividends, income and other property received by the Trustee shall, to the extent practicable, be converted by the Trustee into cash and invested in Company Stock, provided, however, that the Board of Directors of the Company may, in its sole discretion and as of the date of declaration of any dividend paid with respect to Company Stock held in the ESOP portion of the Trust Fund, direct the Trustee
         (i) to apply such dividend to the repayment of an Exempt Loan or (ii) at the election of the person then with an account under the ESOP portion of the Plan either (A) to distribute such dividend to each person then with an account hereunder in accordance with the ratio of the balance of shares of Company Stock in such person's accounts (as of the date of declaration of such dividend) to such share balance in all such accounts (as of such date of declaration), or (B) to pay such dividend to the ESOP portion of the Plan to be reinvested in Company Stock for the benefit of such person's accounts.

         The dividend election provided for in the preceding paragraph may be made at any time during the period beginning on the first business day on or after the dividend record date and ending at the time specified by the Committee on the last business day preceding the dividend payout date. Any dividend election made hereunder shall remain in effect until subsequently changed in accordance with the provisions of this Section. If an individual entitled to make an election hereunder fails to make such an election, and no previous election has been made by such individual, he or she shall be deemed to have elected to have such dividend paid to the ESOP portion of the Plan to be reinvested in Company Stock for the benefit of such person's accounts.


         14. Section 7.02(j) is amended by striking said Section and substituting in lieu thereof the following:



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         (j)     At least once a Year the Committee shall furnish each
                 Participant with a statement showing the status of his accounts as of the close of the preceding Year, including the share of the cost (including brokerage commissions, transfer taxes, and other incidental expenses) properly allocable to his accounts, of any Company Stock in the ESOP portion of the Plan acquired by purchase during that Year.

         15. Section 7.02(k) is amended by striking the first sentence of said Section and substituting in lieu thereof the following:

         The Trustee may borrow reasonable sums of money for the purchase of Company Stock for the ESOP portion of the accounts of Participants on such terms as the Trustee shall deem reasonable, provided that the proceeds of such loans shall be used solely for the purchase of Company Stock.

         16. Section 7.02(k)(l) is amended by striking the last sentence of said Section and substituting in lieu thereof the following:

         Except as provided under Article xiii of the Plan, no Loan Securities may be subject to a put, call or other option, or buy-sell or similar arrangement while held by and when distributed from this Plan, whether or not the ESOP portion of this Plan is then an employee stock ownership plan.

         17. Section 7.04(a) is amended by striking the first full paragraph of said Section and substituting in lieu thereof the following:

         In General. Notwithstanding the preceding provisions of this Article VII, a Qualified Participant may, during each Election Period occurring within his Qualified Election Period, elect that a part of the ESOP portion of his aggregate account balances (with such balances determined as of the beginning of each Election Period) be alternatively invested pursuant to Section 7.05 hereof in the Diversified Funds described in such section. The amount of the ESOP portion of the Qualified Participant's aggregate account balances available for such alternative investment shall be one hundred percent (100%) of such aggregate balances consisting of Company Stock acquired after 1986, reduced by amounts previously so invested, either pursuant to this Section or Section 7.05 hereof.

         18. Section 7.05(a) is amended by striking said Section and substituting in lieu thereof the following:

         (a)     In General. Notwithstanding the preceding provisions of this
                 Article VII, a Participant or Beneficiary shall have the right, in accordance with the provisions of this Section 7.05, to direct the Trustee as to the investment of (i) his Salary Reduction Contribution Account, (ii) any rollover contributions, any amounts in his United Cities Plan employer matching contribution subaccount pursuant to Section 3.05(b)(2) hereof other than amounts attributable to United Cities Plan additional matching contributions (the "United Cities Plan Matching Subaccount") and any amounts in his SEC Plan rollover contribution subaccount and SEC Plan employer matching contribution subaccount pursuant to Section 3.06(b)(3) and Section 3.06(b)(4) hereof (the "SEC Plan Rollover and Matching Subaccounts"), held in his Employer Contribution Account, and
                 (iii) any amounts in his Employee Contribution Account attributable to SEC Plan after-tax contributions pursuant to
                 Section 3.06(b)(2) hereof (the "SEC Plan Employee Contribution Account"). Any such investment direction by a Participant or Beneficiary shall consist solely of the right to direct the extent to which Salary Reduction Contributions, rollover contributions, amounts in his United Cities Plan Matching Subaccount, if any, amounts in his SEC Plan Rollover and Matching Subaccounts, if any, amounts in his SEC Plan Employee Contribution Account, if any, shall be invested either in the ESOP portion of the Plan, or in the Non-ESOP portion of the Plan which consists of various investment media comprising a Diversified Fund. Such investment directions shall be made in accordance with procedures established by the Committee and the requirements of Department of Labor Regulations Section 2550.404c-l(b)(2)(i)(A), or any successor thereto. Should a Participant or Beneficiary fail to provide the Trustee with the investment directions described herein as to any Salary Reduction Contribution or rollover contribution or amounts in his United Cities Plan Matching Subaccount, amounts in his SEC Plan Rollover and Matching Subaccounts, if any, and amounts in his SEC Plan Employee Contribution Account, if any, such contribution or amount shall be invested in the Diversified Fund which constitutes a balanced fund of equity and fixed income, as selected by the Trustee. The Trustee may decline to implement instructions by a Participant or Beneficiary which
                 (i) would result in a prohibited transaction described in Code
                 Section 4975 or ERISA Section 406 and which would generate income that would be taxable to the Plan, or (ii) are described in Department of Labor Regulations Section 2550.404c-l
                 (d)(2)(ii), or any successor thereto.

         19. Section 7.05(c) is amended by striking said Section and substituting in lieu thereof the following:

         (c) Limitation. It is expressly understood that the only amounts eligible for investment hereunder in the Diversified Fund are the amounts described in this Section and in Section 7.04 hereof. Any amounts described in this Section and Section 7.04 hereof that are invested in Company Stock shall be eligible for investment in the Diversified Fund as of any Valuation Date.

         20. Section 7.05(d) is amended by deleting the last sentence of said Section.

         21. Section 8.02 is amended by striking the first sentence of said Section and substituting in lieu thereof the following:

         The Plan shall be administered by a Retirement Savings Committee (the "Committee") consisting of at least three persons who shall be appointed by and serve at the pleasure of the Board of Directors of the Company.

         22. Section 8.05 is amended by adding a new Subsection (h) to said Section as follows:

         (h) to take such actions as may be necessary to comply in all respects with the requirements of ERISA Section 404(c) and the regulations thereunder.

         23. The introductory sentence to Article XIII is amended by striking said sentence and substituting in lieu thereof the following:

         The following rules will apply to Company Stock under the ESOP portion of the Plan which is distributed hereunder.

         24. Article XIII, subparagraph (f) is amended by striking said subparagraph and substituting in lieu thereof the following:

         (f) Notwithstanding the fact that the ESOP portion of this Plan ceases to be an employee stock ownership plan, Loan Securities and any Company Stock acquired after 1986 shall continue to be subject to the provisions of this Article XTTI.







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

         IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. SIX TO THE ATMOS ENERGY CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST EFFECTIVE JANUARY 1, 1999 to be executed in its name on its behalf this 15th day of April, 2002, effective as of the 1st day of March, 2002.




                                        ATMOS ENERGY CORPORATION


                                        By: /s/ ROBERT W. BEST
                                           -------------------------------------
                                            Robert W. Best
                                            Chairman of the Board, President and
                                            Chief Executive Officer

ATTEST:


/s/ SHIRLEY A. HINES
------------------------------------



                                        TRUST COMMITTEE

ATTEST:
                                        By: /s/ LAURIE M. SHERWOOD
/s/ SHIRLEY A. HINES                       -------------------------------------
------------------------------------        Laurie M. Sherwood


                                        By: /s/ TOM S. HAWKINS, JR.
                                           -------------------------------------
                                            Tom S. Hawkins, Jr.


                                        By: /s/ RONALD W. MCDOWELL
                                           -------------------------------------
                                            Ronald W. McDowell


                                        By: /s/ WYNN D. MCGREGOR
                                           -------------------------------------
                                             Wynn D. McGregor


                                        By: /s/ GORDON J. ROY
                                           -------------------------------------
                                             Gordon J. Roy



                                        11